                                               Filed Pursuant To Rule 424 (B)(3)
                                                           File Number 333-78909



                             PROSPECTUS SUPPLEMENT

                      (To Prospectus Dated June 11, 1999)


                                  $850,000,000

                          [Citrix Logo Appears Here]

            Zero Coupon Convertible Subordinated Debentures Due 2019
                               _________________

          This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

          The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:


                                                 Principal Amount at                                      Number of
                                               Maturity of Debentures            Percentage of           Converstion
                                               Beneficially Owned That            Debentures           Shares That May
                   Name                              May Be Sold                  Outstanding              Be Sold
------------------------------------------     -----------------------     -----------------------     -----------------
Lehman Brothers Inc.                                 $ 3,830,000                    0.45%                     26,927
Morgan Stanley Dean Witter Convertible               $ 5,000,000                    0.59%                     35,153
 Securities Trust
Any other holder of Debentures or                    $72,538,000                    8.53%                    510,024
 future transferee from any such holder


                             _____________________

          The Date Of This Prospectus Supplement Is October 27, 1999.